Exhibit 10.26

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made as of the 8th day of April, 2022 (the “Effective Date”) by and between Western Magnesium Canada Corporation (“Company”), and Edward Lee (“Executive”) (individually, a “party” and together, the “parties”).

WHEREAS, the Company is in the business of magnesium production through the use of a proprietary technology utilizing a continuous silicothermic process (“Business”);

WHEREAS, Executive currently serves Company as its Executive Chairman pursuant to the Executive employment Agreement dated May 3, 2019 (“Prior Agreement”).

WHEREAS, the Company wishes to continue to employ Executive in the position of Executive Chairman, and Executive wishes to continue to be employed by the Company as its Executive Chairman, on the terms and conditions set forth in this Agreement;

WHEREAS, the Company will pay One Hundred U.S. Dollars ($100) to Executive in consideration for the execution of this Agreement, which Executive acknowledges constitutes good and valuable consideration;

NOW THEREFORE, in consideration of the promises and mutual covenants herein, and for other good and valuable consideration given by each party to the other, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties agree as follows:

1. EMPLOYMENT – TITLE, DUTUES, SUPERVISION AND LOCATION

1.1 Executive will be employed by the Company to render services to the Company in the position of Executive Chairman. In that capacity, Executive shall perform such duties and responsibilities as set out in Schedule “A” to this Agreement, and as are customarily rendered by an Executive Chairman in comparable companies and as required by the Certificate of Incorporation, corporate bylaws, and other governing corporate documents and corporate policies, which may be supplemented from time to time by the Board of Directors.

1.2 Executive shall also use his/her best efforts to perform such other duties and responsibilities and to comply with such instructions that are reasonably assigned or communicated to him/her by the Company from time to time.

1.3 The Executive shall report to the Company’s Board of Directors.

1.4 The Executive’s principal work location shall be Vancouver, British Columbia.

1.5 Executive shall devote all of his/her time and attention during normal business hours to the business of the Company and shall not, without the prior written consent of the Board of Directors (the “Board”), engage in any other business, profession or occupation, whether as an employee, contractor, officer director, agent or representative.

1.6 Nothing stated herein shall prevent Executive from performing a reasonable amount of charitable or volunteer community service work, provided such work does not interfere with the performance of his obligations herein.

2. TERM OF EMPLOYMENT

Executive’s employment with the Company will continue for an indefinite term, at-will, subject to termination as provided for in this Agreement.

3. COMPENSATION AND BENEFITS

3.1 Base Salary.

(a) The Company will pay to Executive an annual base salary of USD $420,000 (“Base Salary”) which will be payable in accordance with the Company’s established payroll policies as amended from time to time, and subject to all required and authorized deductions and withholdings.

(b) Executive acknowledges and agrees the compensation set out in this Agreement is compensation for all hours worked by the Executive, and that, due to the managerial nature of Executive’s duties and Business of the Company, Executive may be required to perform his duties under this Agreement according to an irregular and/or fluctuating schedule as required by the Company, which may include hours outside of normal business hours.

3.2 Discretionary Bonus.

(a) Executive shall have the opportunity to earn an annual discretionary bonus upon meeting or exceeding the Company’s achievement of annual financial and operating targets and the Executive’s performance targets (“Bonus”). The amount of the Bonus, if any, and specific targets for the Bonus will be determined by the Company in its sole and absolute discretion. The Bonus, if payable, shall be paid within 75 days after the end of the fiscal year to which the Bonus relates.

(b) Executive acknowledges and agrees that receipt of the Bonus in one year does not entitle the Executive to a receipt of the Bonus in any subsequent year. The Executive acknowledges and agrees that payment of the Bonus is contingent on the Executive being actively employed by the Company at the end of the fiscal year to which the Bonus relates. For greater certainty, payment of any severance or any period of notice of termination or pay in lieu that is given or ought to have been given under this Agreement or any applicable law, including the common law, in respect of termination of employment, will not be considered as extending the period of the Executive’s employment with respect to his eligibility to receive the Bonus, except to the minimum extent, if any, required under applicable law.

3.3 Stock Options.

(a) At the Company’s sole discretion, the Company may grant stock options to the Executive (“Stock Options”). The number, exercise price, and vesting schedule of the Stock Options will be determined by the Board, or a committee thereof, in its sole discretion.

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(b) Except as otherwise provided herein, any Stock Option awards will be subject to the terms of a separate stock option agreement (including specified vesting terms), issued according to the terms and conditions of the Western Magnesium Corporation 2020 Stock Option Plan (“WMC 2020 SOP”) as may be amended from time to time, and subject to all applicable securities laws of any exchange on which common shares of the Company are listed and/or traded. Company reserves the right to introduce, administer, amend and/or cancel the WMC 2020 SOP in its sole discretion, and such changes will not constitute a breach of the terms of employment. Nothing in this Agreement is intended to modify, alter or affect the rights and responsibilities of the parties in regards to prior grants of stock or prior option rights by and between the parties.

3.4 Benefits.

Executive will be able to participate in the benefit plans that the Company makes available to its senior staff from time to time in its discretion, subject to the terms and conditions set out in the various benefits plans as amended from time to time (including with respect to paid time off, sick days and paid company holidays), including, without limitation, to any medical, dental or other group health plans, life insurance, disability insurance, 401k or Registered Retirement Savings Plan, as applicable, and/or pension or profit-sharing plans. The Company may reduce, amend or terminate the benefit plans or coverage from time to time in its sole discretion upon written notice to Executive as may be required by law. Nothing herein requires Company to establish or continue any benefit plan.

3.5 Business Expenses.

(a) The Company shall reimburse Executive for all pre-approved traveling and other out-of-pocket expenses (e.g., entertainment and other business expenses) actually and properly incurred by Executive in the course of carrying out his duties and responsibilities under this Agreement and which are incurred in accordance with Company policies, including but not limited to the Company’s rules of traveling expenses, if any.

(b) The Company shall reimburse Executive for a monthly fee service for a mobile device plus long-distance charges for Company business calls. Any such mobile phone expenses must be submitted with Executive’s monthly expense report and substantiating documentation as Company may require.

(c) The Company shall provide to Executive a monthly car allowance of USD $2,000.00 (“Vehicle Allowance”). Executive will be responsible for any tax consequences arising from this benefit.

3.6 Vacation.

(a) The Company will provide Executive with ten (10) weeks’ paid vacation per calendar year in accordance with the Company’s written vacation policy applicable to the Company’s senior management which may be amended from time to time, and pro-rated for partial years of employment. Executive’s selected vacation time shall be subject to the Company’s written consent, which shall not be unreasonably withheld. Executive agrees to track his vacation time in good faith.

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(b) Company agrees to pay executive for any unused but accrued vacation days in a calendar year on or before January 20th (if a weekend day or holiday, on the first following business day) after the preceding calendar year ending December 31. Payment for such days shall be based on Executive’s prorated daily base salary. To the extent required by applicable law, Employee shall take at least the minimum required amount of vacation each year.

4. NO CONTRAVENTION OR CONFLICT

Executive represents and warrants to the Company that this Agreement and carrying out Executive’s duties and responsibilities in connection with Executive’s employment with Company under this Agreement, will not contravene or conflict with any obligations Executive may have to any past employer or other person, firm or corporation for or with whom the Executive has previously provided any services or been engaged (“Prior Entities”). Executive agrees that he will not do anything in connection with his employment with Company that would contravene or conflict with any such obligations. Company is not employing Executive to obtain the confidential information or business opportunities of any Prior Entities and Executive is hereby requested and directed by Company to disclose to Company and to comply with any obligations that Executive may have to any Prior Entities.

5. INDEMNIFICATION; INSURANCE

5.1 Indemnification of Executive. Except as otherwise provided by applicable law, while Executive is employed by Company and thereafter while potential liability exists (but in no event less than five (5) years after termination), in the event Executive is made a party to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by Company against Executive), by reason of the fact that Executive is or was performing services under this Agreement (or if all such events pre-dated Executive’s employment or other association with the Company), then Company shall indemnify Executive to the fullest extent permitted by applicable law against all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement, that are reasonably incurred by Executive in connection therewith. To the extent that the British Columbia Business Corporations Act (the “BCA”) applies, Executive shall not be indemnified where prohibited by the BCA including where the Executive did not act honestly and in good faith with a view to the best interests of the Company, or in a proceeding other than a civil proceeding, the Executive did not have reasonable grounds for believing that the Executive’s conduct in respect of which the proceeding is brought was lawful. In the event that both Executive and Company are made a party to the same third party action, complaint, suit, or proceeding, Company will engage competent legal representation, and Executive will use the same representation, provided that if counsel selected by Company shall have a conflict of interest that prevents such counsel from representing Executive, then Company shall engage separate counsel on Executive’s behalf, and subject to the provisions of this Section 5.1, Company will pay all reasonable attorneys’ fees and disbursements of such separate counsel whether or not a formal lawsuit or other proceeding actually is commenced, together with any other expenses or costs Executive may incur in connection therewith, within thirty (30) business days of Executive’s submission to Company of documentation substantiating any such fees, costs or expenses, including without limitation, expert and other witness’ fees, travel and lodging, as the case may be. Notwithstanding the foregoing, Executive agrees that prior to receiving an advancement under this Section 5.1, he will sign an undertaking in which he promises to repay any funds advanced hereunder if it is later determined that he did not meet the standard for indemnification under applicable law.

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5.2 Indemnification of Company. Executive assumes full responsibility for any criminal acts undertaken by the Executive and will indemnify Company from any liability associated with such acts.

5.3 Insurance Provided by Company. As soon as practicable after the Effective Date, Company shall obtain a directors and officers liability insurance policy under which Executive shall be an Insured, which insurance policy shall provide adequate insurance coverage for claims alleging wrongful acts against Executive by reason of the fact of that Executive is a director, officer, or employee of Company, as shall be approved by the Board. Executive shall be entitled to such coverage under such insurance policy while employed and thereafter while potential liability reasonably exists.

6. CONFIDENTIALITY

6.1 Executive acknowledges that, by reason of his employment with Company, he will have access to Confidential Information, as hereinafter defined, of Company, that Company has spent time, effort and money to develop and acquire.

6.2 The term “Confidential Information” as used in this Agreement means information, whether or not originated by the Executive, that relates to the business or affairs of Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential): (a) information relating to strategies, research, communications, business plans, and financial data of Company and any information of Company which is not readily publicly available; (b) any information deemed to constitute trade secrets, whether or not separately described in this Agreement; (c) work product resulting from or related to work or projects performed for or to be performed for Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith; (d) any intellectual property contributed to Company, and any other technical and business information of Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character; (e) internal Company personnel and financial information, employee personal information, employee compensation, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, accounts, passwords, and the manner and method of conducting Company’s business; and (f) all information that becomes known to the Executive as a result of this Agreement that the Executive, acting reasonably, believes is confidential information or that Company takes measures to protect.

6.3 Confidential Information does not include any of the following: (a) the general skills and experience gained by Executive during this Agreement that Executive could reasonably have been expected to acquire in similar retainers or engagements with other companies; (b) information gained by Executive prior to and outside of his position with Company; (c) information in the public domain; and (d) information gained from a third party not in breach of this Agreement.

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6.4 Nothing in the document is intended to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law. Pursuant to the federal Defend Trade Secrets Act, Executive cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.

6.5 Executive acknowledges that the Confidential Information is a valuable and unique asset of Company and that the Confidential Information is and will remain the exclusive property of Company. Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by Executive or disclosed to Executive as a result of or in connection with this Agreement. Executive agrees that, both during and after the termination of this Agreement, Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform its duties hereunder or as may be consented to by prior written authorization of Company, or which is required to be disclosed under applicable laws or legal process.

6.6 The Executive understands that Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which Company has agreed to keep confidential. Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

6.7 All Confidential Information disclosed to or obtained by Executive in tangible form (including, without limitation, information incorporated in computer software or held in electronic storage media) shall be and remain the property of Company. All such Confidential Information, and any other property of Company possessed by Executive at the time Executive ceases employment with Company shall be returned to Company at such time, or earlier upon request of Company. Upon the return of Confidential Information or any such other property of Company, Executive shall not thereafter retain it in any form, in whole or in part.

7. INTELLECTUAL PROPERTY

In this Agreement:

7.1 “Intellectual Property Rights” means the Works (as defined below) and Confidential Information, and any and all legal protection recognized by the law (whether by statute, common law or otherwise, in the United States, Canada and all other countries world-wide) with respect thereto

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7.2 “Works” includes all intellectual property, inventions, methods, protocols, processes, discoveries, designs, ideas, works, creations, developments, algorithms, drawings, data sets, compilations of information, analysis, experiments, data, reports, know-how, techniques, manuals, written content, products, samples, tools, machines, prototypes, domains, websites, software and all documentation therefore, flowcharts, specifications and source code listings, whether patentable or not, including any modifications or improvements thereto, patents or patentable inventions, registered or unregistered copyrightable material, registered or unregistered industrial designs, trade secrets, trade dress and registered or unregistered trademarks and other registrations or grants of rights analogous thereto, that: (1) are conceived, developed, created, generated or reduced to practice by Executive (whether alone or with others in or outside Company) as a result of Executive’s involvement with Company; or, (2) result from Executive’s fulfillment of Executive’s obligations hereunder; or (3) result from the use of the premises and property (including equipment, supplies or Confidential Information) owned, licensed or leased by Company.

7.3 Executive will disclose all Works and Confidential Information promptly and fully to Company. Executive will maintain at all times adequate and current records relating to the Works and Confidential Information, which records will be and remain the property of the Company.

7.4 Notwithstanding anything else contained herein, Company will have sole and exclusive right, title and interest, world-wide, in and to all Works, Confidential Information, and Intellectual Property Rights, which right, title and interest will continue after termination of this Agreement. Accordingly, Executive hereby irrevocably assigns (and in the case of Works created on or after the Effective Date, agrees to assign, without the need for any further remuneration or consideration) to Company all worldwide right, title and interest of any nature whatsoever in and to all Works and Intellectual Property Rights.

7.5 Executive hereby waives (and in the case of Works created on or after the Effective Date, agrees to waive) all moral rights arising under the U.S. Copyright Act and any rights to similar effect in any country or at common law (“Moral Rights”) that Executive may have in respect of the Works, and acknowledge that such waiver may be invoked by any person authorized by Company.

7.6 Executive will execute and deliver to Company whenever requested by Company, any and all further documents and assurances that Company may deem necessary or expedient to affect the purposes and intent of the assignment set out herein. If Executive refuses or fails to execute any further documents and assurances whenever requested by Company, this Agreement will form a power of attorney granting to Company the right to execute and deliver on Executive’s behalf (as the case may be), all such further documents and assurances that Company may deem necessary or expedient to effect the purposes and intent of the assignment and waiver set out herein on Executive’s behalf.

8. RESTRICTIVE COVENANTS

8.1 Non-Solicitation of Employees. During Executive’s employment and for a period of twelve (12) months following Executive’s separation from employment (however occasioned), Executive shall not, without Company’s prior written consent, solicit a Restricted Employee to terminate his or her relationship with the Company for the purpose of: (a) providing Conflicting Services; or (b) being hired by a Competitor.

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8.2 Non-Solicitation of Clients. During Executive’s employment and for a period of twelve (12) months following Executive’s separation from employment (however occasioned), Executive shall not, without Company’s prior written consent, solicit a Restricted Customer to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company. During Executive’s employment and for a period of twelve (12) months following Executive’s separation from employment (however occasioned), Executive shall not, without Company’s prior written consent, perform for a Restricted Customer services substantially similar to the services Executive provided while employed by Company.

8.3 Non-Competition. During Executive’s employment and for a period of twelve (12) months following Executive’s separation from employment (however occasioned), Executive shall not, directly or indirectly, be employed by any Competitor in the Restricted Territory in a capacity substantially similar to Executive’s capacity at the Company.

8.4 Definitions. For the purpose of the paragraphs in this Section 8: (1) “solicit” means solicit, induce, or encourage, or participate in soliciting, inducing, or encouraging, regardless of whether Executive initiated such discussion or sought out such contact, and includes efforts performed either alone or jointly with or on behalf of any person or entity, directly or indirectly; (2) “Restricted Employee” means any person known to Executive to be an employee of the Company in the three months prior to the solicitation; (3) “Conflicting Services” means any product or service that competes with a product or service the Company provides with which Executive worked directly during Executive’s employment by Company or about which Executive acquired confidential information during Executive’s employment by Company; (4) “Competitor” means a person, business, or entity engaged in Business; (5) “Restricted Customer” means any customer or client of the Company (i) with whom Executive had direct interaction during the course the previous 12 months of Executive’s employment at the Company, in Executive’s capacity as a representative of the Company, or (ii) about whom Executive possessed confidential information as a result of Executive’s role at the Company; (6) “Restricted Territory” means the United States, Canada and Australia.

8.5 Reasonableness. Executive acknowledges and agrees that the restrictions contained in this Section 8: (1) are reasonable; (2) do not prevent Executive or unduly restrict Executive from earning a living or pursuing his or her career; and (3) are not broader than necessary to protect the Company’s legitimate business interests. Executive agrees that Executive has had the opportunity to review the provisions of this Agreement with Executive’s legal counsel, if any.

8.6 Miscellaneous. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Executive and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. Any restriction or provision a Court deems unenforceable is completely severable and all other provisions shall remain in full force and effect. Notwithstanding anything in this Agreement to the contrary, the restrictions in this Agreement do not restrict Executive’s performance in his/her official capacity on behalf of the Company. If any provision in this Section 8 is determined to be overbroad or otherwise unenforceable, such provision shall be construed in a manner that renders it valid and enforceable to the maximum extent.

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9. ENFORCEMENT/REMEDIES

9.1 Executive acknowledges and agrees that the covenants and obligations under Sections 6, 7 and 8 hereof are reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests, and that any material breach of Sections 6, 7 and/or 8 hereof by Executive shall cause irreparable harm to Company, which harm could not be adequately compensated for by an award of damages in an action at law.

9.2 Executive acknowledges and agrees that, without prejudice to the rights and remedies otherwise available to the Company, and in addition to any other right or remedy Company may have, Company must show adequate proof of a material breach by the Executive causing damages to Company such that it is entitled to a temporary restraining order and to preliminary and/or permanent injunction relief, and without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, unless, the court however require a bond or security to be posted. Executive acknowledges and agrees that the preceding remedies shall be in addition to any and all other rights available to Company at law or in equity. The failure of Company to promptly institute legal action upon a material breach of Sections 6, 7 and/or 8 hereof shall not constitute a waiver of that or any other material breach hereof.

10. TERMINATION – RIGHTS AND OBLIGATIONS

Section 10 governs the permissible grounds by which a party may terminate this Agreement and states the only remuneration (if any) due Executive after the termination date of this Agreement.

10.1 Death or Total Disability.

(a) Executive’s employment shall terminate upon death without any further notice or action required by the Employer. The Employer may terminate the Executive’s employment, upon written notice to the Executive, in the event that the Executive becomes unable to perform (with or without reasonable accommodation) substantially all of his material duties and obligations under this Agreement, as a result of a disability, for a period of time exceeding 180 consecutive calendar days.

(b) In the event of termination under this subsection, Executive or Executive’s legal representative shall receive: (1) all compensation Executive earned but was not paid through the separation from employment; (2) any Bonus if declared or earned but not yet paid for a complete fiscal year; (3) any accrued but unused vacation pay; (4) any unreimbursed business expenses payable pursuant to the Company’s normal policies; and (5) any other amounts or benefits owing to Executive under the then applicable employee benefit plans, long term incentive plans or equity plans or programs of Company which shall be paid or treated in accordance with the terms of such plans and programs

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10.2 Termination for Cause by Company.

(a) At any time after Executive’s commencement of employment under this Agreement, Company may terminate this Agreement immediately upon written notice to Executive for “Cause” which, for the purposes of this Agreement, means:

(i) a willful, intentional act involving theft, fraud, breach of trust, or any material act of dishonesty with regard to the Company that has a material adverse effect on Company;

(ii) conviction of, or plea of guilty or nolo contendere to, a felony;

(iii) conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving a crime of moral turpitude, or that involves theft, fraud, breach of trust, or any material act of dishonesty;

(iv) willful, intentional and continued disobedience or insubordination (other than by reason of disability or incapacity) with respect to a lawful directive of Executive’s superior or the Board that has a material adverse effect on Company, which continues for five (5) days after Executive’s receipt of written notice from Company; or

(v) willful, intentional, material breach of Executive’s material duties and responsibilities hereunder (other than by reason of disability or incapacity) that has a material adverse effect on Company, which continues for five (5) days following written notice by Company specifying such breach.

(b) In the event of termination under this subsection, Executive will only receive: (1) compensation earned but unpaid through the date of termination; (2) any accrued but unused vacation pay; and (3) any unreimbursed business expenses payable pursuant to the Company’s normal policies.

10.3 Termination Without Cause by the Company.

(a) At any time after Executive’s commencement of employment under this Agreement, the Company or any successor may, without Cause, terminate Executive’s employment, effective thirty (30) days after written notice is provided to Executive.

(b) In the event Executive is terminated by the Company under this subsection, Executive shall be eligible to receive: (1) all compensation Executive earned but was not paid through the separation from employment; (2) any accrued but unused vacation pay; (3) any unreimbursed business expenses payable pursuant to the Company’s normal policies; (4) any Bonus that would have otherwise been paid to Executive, including any pro rata sums, as of the date of Executive’s receipt of the written notice of termination and assuming achievement of all performance factors applicable to Executive’s participation in any Bonus Plan; and (5) if eligible for COBRA benefits, up to six (6) months of premiums paid pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursable to Executive so long as Executive enrolls in COBRA and remains eligible for COBRA.

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(c) In addition, Executive shall be eligible to receive an additional lump-sum payment in the amount of Six Million U.S. Dollars ($6,000,000) if and only if the Executive signs and does not otherwise revoke a separation agreement that includes, in material part, a full release of all claims, confidentiality as to terms and fact of agreement, and reasonable cooperation by the Executive during the one year period following the Executive’s termination of employment. Company is obligated to provide a document for Executive’s consideration within 30 days of the termination date.

(d) The Company will provide to the Executive that minimum amount of advance notice or pay in lieu of notice to which the Executive is entitled on termination of employment under the applicable employment or labour standards statute in the province of employment where the Executive is assigned to work for the Company at the time the Executive’s employment is terminated, if any, along with any other minimum amounts or entitlements to which the Executive is entitled on termination of employment under the applicable employment or labour standards statute, if any. Such notice or pay in lieu of notice will represent the Executive’s complete entitlement on termination where the Executive does not sign a separation agreement.

10.4 Resignation for Good Reason by Executive.

(a) Executive may terminate Executive’s employment for any reason, including Good Reason. “Good Reason” means the occurrence of any of the following events, without Executive’s express written consent: (i) a material diminution in Employee’s title, duties, authority, and/or responsibilities; (ii) a material reduction in Employee’s Base Salary; (iii) a material breach of a material term of this Agreement by the Company; (iv) failure of any successor to Company to assume the obligations of the Company under this Agreement; or (v) a Change of Control. Additionally, “Good Reason” includes attaining the age of sixty (60) years old or older.

(b) For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events: (i) the holders of more than 50% of the voting stock of the Company before the transaction closes hold less than 50% of the voting stock of the Company after the transaction closes; or (ii) the exercise of the voting power of any or all securities of the Company as to cause or result in the election of a majority of members of the Board of Directors who were not previously incumbent directors thereof. An event shall not constitute a Change of Control (a) if its sole purpose is to change the jurisdiction of incorporation of the Company or to create a holding company or other corporation, partnership or trust that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such event; or (b) with respect to Executive if Executive is the acquirer or part of the acquiring group that consummates the Change of Control.

(c) In the event Executive terminates his employment under this subsection, Executive shall be eligible to receive: (1) all compensation Executive earned but was not paid through the separation from employment; (2) any accrued but unused vacation pay; (3) any unreimbursed business expenses payable pursuant to the Company’s normal policies; (4) any Bonus that would have otherwise been paid to Executive, including any pro rata sums, as of the date of Executive’s delivery of notice of termination and assuming achievement of all performance factors applicable to Executive’s participation in any Bonus Plan; (5) if eligible for COBRA benefits, six (6) months of premiums paid pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursable to Executive so long as Executive enrolls in COBRA and remains eligible for COBRA.

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(d) In addition, Executive shall be eligible to receive an additional lump-sum payment in the amount equal to Six Million U.S. Dollars ($6,000,000) if and only if the Executive signs and does not otherwise revoke a separation agreement that includes, in material part, a full release of all claims, confidentiality as to terms and fact of agreement, and reasonable cooperation by the Executive during the one year period following the Executive’s termination of employment. Company is obligated to provide a document for Executive’s consideration within 30 days of the termination date. Notwithstanding the foregoing, if the resignation is based on the Executive attaining the age of sixty (60) years old or older, the payment shall be paid in equal annual installments over a period of ten (10) years from the date employment terminates. The payment described in this subparagraph 10.4(d) shall be received by the Executive free of withholding or deduction for, or liability for, any present or future taxes, duties, assessments or governmental charges of whatever nature (collectively “Taxes”) imposed or levied by or on behalf of any governmental authority having the power to tax, except as required by applicable law. If any withholding or deduction in respect of Taxes is required by law, or if the Executive will be liable at law for any Taxes in respect of such payment, the payment shall be grossed up by a factor equal to 1/(1-A) where A is the aggregate rate of tax, as determined by reference to the relevant federal, provincial, state and/or municipal tax legislation and expressed as a percentage reasonably expected to be payable by or on behalf of the Executive for the year of receipt of said payment, to the intent that the net amount received by the Executive after all source withholdings, deductions and net tax payable on or in respect of such payment shall equal the amount which would have been received by the Executive in the absence of such source withholdings, deductions and net tax payable.

(e) Notwithstanding anything in this Agreement to the contrary, Executive will only be eligible to receive the payment described in subsection 10.4(d) if: (1) Executive provides the Company with advance written notice of his intent to resign for Good Reason and the clear expression of the basis for his Good Reason; (2) for reasons other than resignation based on attaining the age of sixty or older, the Company does not, in good faith, dispute the Good Reason; and (3) the Company fails to cure the Good Reason within ten business days of receiving such notice. In any event, Executive must provide such notice within 45 days of the occurrence of the event giving rise to Good Reason. If the Company fails to cure within the ten-business-day period, Executive’s resignation will be deemed effective 20 days after the end of such cure period, during which 20-day period Executive will be required to devote his best efforts to accomplishing his normal job duties.

10.5 Upon termination for any reason, Executive shall resign as director and from all offices and other positions that Executive holds with the Company, its affiliates, and its subsidiaries.

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11. NONDISPARAGEMENT

During the course of this Agreement, and thereafter, Executive agrees not to defame or disparage or criticize the Company, its business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its stakeholders to any person or entity, without limitation in time. Company likewise, for its officers and directors and in the absence of wrongdoing by the Executive, agrees forever not to directly or indirectly defame, disparage or criticize Executive in both his professional and/or personal capacities. Notwithstanding the foregoing, Executive and Company may confer in confidence with his or its respective advisors and make truthful statements as required by law.

12. ASSIGNMENT; BINDING EFFECT

Executive shall have no right to assign this Agreement to another party other than by will or by the laws of descent and distribution. Nothing in this Agreement shall prevent the consolidation, merger, or sale of the Company or a sale of any or all or substantially all of its assets. Subject to the foregoing restriction on assignment by Executive, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

13. ADDITIONAL PROVISIONS

13.1 Notices. Any notice under this Agreement must be in writing and addressed to the Company or to Executive at the corresponding address below, and must be sent by electronic mail. Notices under this Agreement shall be effective upon: (a) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (b) acknowledgment of receipt of electronic transmission, when delivered via electronic mail. Executive shall be obligated to notify the Company, in writing, of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this Section 13.

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If to Company:

Western Magnesium Canada Corporation

580 Hornby Street

9th Floor

Vancouver, BC

V6C 3B6

Attn.: Chief Operating Officer

lmaxwell@westmagcorp.com

With copy to:

Farnaz F. Thompson

McGuireWoods LLP

888 16th Street, N.W.

Suite 500

Washington, D.C. 20006

fthompson@mcguirewwoods.com

David L. Greenspan

McGuireWoods LLP

1750 Tysons Blvd.

Suite 1800

Tysons, Virginia 22102

dgreenspan@mcguirewoods.com

If to Executive:	Edward Lee 15248 18th Avenue Surrey, British Columbia V4A 1W8 elee@westmagcorp.com and ed.lee087@gmail.com

13.2 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision, including the provisions of Section 8, is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

13.3 Damages; Prevailing Party; Attorneys’ Fees. Nothing contained herein shall be construed to prevent the Company or Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event either party hereto seeks the collection of damages resulting therefrom, or the injunction of any action constituting a breach of any of the terms of this Agreement, then the substantially prevailing party shall be entitled to recover all costs, reasonable attorneys’ fees and disbursements from the other party, whether paid or owing and regardless of whether a lawsuit or other proceeding is commenced. A suing party may prevail by judgment in its favor or by the other party’s action causing the result sought in the suit or otherwise; and a defending party may prevail by judgment in its favor, dismissal, or the other party’s withdrawal of its suit prior to disposition.

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13.4 Amendments; Waivers; Remedies. This Agreement may not be amended, and no provision of this Agreement may be waived, except in writing signed by Executive and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

13.5 Taxes. Executive acknowledges that the compensation, benefits, payments and advances provided for in this Agreement may be subject to statutory income and withholding taxes as well as other applicable taxes, withholdings, fees, and deductions.

13.6 Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and subsection headings contained in this Agreement are for reference purposes only, and shall not affect, in any manner, the meaning or interpretation of this Agreement. Whenever the context requires, references to Executive or to any other person or class of persons, shall be considered in the masculine or feminine, and singular shall include the plural and the plural the singular.

13.7 Authority. Each party represents and warrants that such party has the right, power, and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder, and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

13.8 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, that both parties shall execute such additional instruments and take such additional acts as may be necessary to effectuate this Agreement.

13.9 Executive Acknowledgment. Executive acknowledges that, before signing this Agreement, Executive was advised of his right to consult with an attorney of his choice to review this Agreement and that Executive had sufficient opportunity to have an attorney review the provisions of this Agreement and negotiate its terms. Executive further acknowledges that Executive had a full and adequate opportunity to review this Agreement before signing it; that Executive carefully read and fully understood all the provisions of this Agreement before signing it, including the rights and obligations of the parties; and that Executive has entered into this Agreement knowingly and voluntarily.

13.10 Controlling Agreement. If there is any conflict between or among the terms, conditions and/or provisions set forth in this Agreement and any other written agreement or other document, then, the terms, conditions and/or provisions set forth in this Agreement shall control.

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13.11 Governing Law; Venue; Jurisdiction. The Parties acknowledge and agree that the Company has a headquarters in Fairfax County, Virginia, and the Parties intend for this contract and all disputes between them (whether arising out of this contract or otherwise) to be litigated in Fairfax County, Virginia. This Agreement and all related matters will be exclusively governed by, and construed in accordance with, the laws of the Commonwealth of Virginia (excluding any choice of law rules) except as otherwise expressly provided for in the Agreement and/or as required by law. Any dispute arising from this Agreement or any other dispute between the Parties will be resolved by a court with jurisdiction over Fairfax County, Virginia, and the Parties hereby irrevocably submit to the venue and exclusive jurisdiction of federal and/or state courts located in Fairfax County, Virginia.

13.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any previous oral or written communications, representations, understandings or agreements between the parties with respect thereto. The Prior Agreement is superseded in its entirety, without any further obligation thereunder. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express or implied, between the parties other than as expressly set forth in this Agreement.

13.13 Counterparts. This Agreement may be executed in counterparts, and such original executed counterparts together shall constitute one agreement.

14. EXECUTION AND RATIFICATION

This Agreement shall become valid and enforceable upon execution by the Executive, a duly authorized officer of the Company, and the Chairman of the Compensation Committee, and upon the affirmative vote and ratification of a supermajority of all members of the Board of Directors, from which vote Executive shall recuse himself or herself. Such duly recorded and executed vote shall be attached hereto.

[REMAINDER OF PAGE BLANK, SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement intending to be bound thereby.

WESTERN MAGNESIUM CANADA CORPORATION

By:	/s/ Sam Ataya
Sam Ataya, Chief Executive Officer

Date:	April 8, 2022

/s/ Steve Thorlakson
Steve Thorlakson, Chairman of Compensation Committee

Date:	April 8, 2022

EDWARD LEE

/s/ Edward Lee
Edward Lee

Date:	April 8, 2022

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Schedule A

EXECUTIVE CHAIRMAN’S DUTIES AND RESPONSIBILITIES

Overview

The Executive Chairman is appointed by the Board of Directors (the “Board”) of Western Magnesium Corporation (the “Company”). The primary functions of the Executive Chairman are to provide leadership and direction to the Board, facilitate the operations and deliberations of the Board and the satisfaction of the Board’s functions and responsibilities under its mandate, and assume responsibility for the strategic initiatives outlined below.

General Responsibilities

In addition to the responsibilities applicable to all other directors, and subject to the authority and responsibilities of the Lead Director and oversight of the Board, the Executive Chairman’s responsibilities shall include:

Strategic Initiatives

1.	Working with the Board and the Company’s Chief Executive Officer (“CEO”) to develop the strategy for the Company’s future growth.

2.	Working with the CEO to identify opportunities for value-enhancing strategic initiatives including acquisitions, joint ventures, and strategically important relationships, as well as the disposition from time to time of non-core assets, and communicating regularly with the CEO regarding the pursuit of such strategic initiatives

3.	Developing and maintaining the Company’s relationships with future strategic partners whose capital, influence and knowledge could add significantly to the Company’s value and its share price.

4.	Working with the CEO on critical issues related to Government relationships and strategic alliances.

Meetings

5.	Together with the Lead Director, scheduling Board meetings and setting the agenda for Board meetings.

6.	Presiding over meetings of the Board and assuming principal responsibility for the Board’s operation and functioning.

7.	Consulting with the Lead Director to ensure that sufficient time is allotted during Board meetings for effective discussion of agenda items and key issues and concerns and fostering an environment in which directors ask questions and express their viewpoints.

8.	Providing opportunities for independent directors to meet at each Board meeting in the absence of non-independent directors.

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Leadership

9.	Ensuring that Board functions are effectively carried out and, where functions have been delegated to Board Committees, that the results are reported to the Board.

10.	Ensuring that the interests of various stakeholders are considered by the Board.

11.	Taking all reasonable steps to ensure that Board decisions are implemented.

12.	Communication with the Lead Director

13.	Engaging with the Lead Director to debrief on decisions reached and suggestions made at meetings or in camera sessions of independent directors.

14.	Engaging with the Lead Director to facilitate communication between management and the independent directors.

Relationship with Management

15.	Acting as principal liaison between the directors and the CEO and taking all reasonable steps to ensure that the expectations of the Board towards management are clearly expressed, understood and respected.

16.	Working with the CEO to ensure the Company’s operations are conducted in a best-in-class manner and that the Company has strong, productive relationships with shareholders, analysts and other stakeholders.

17.	Working with the CEO to ensure management strategies, plans and performance are appropriately represented to the Board.

18.	Conducting an annual performance evaluation of the CEO with input from the Lead Director

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